Exhibit 10 (al)

PULTE HOMES, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(as amended and restated effective as of December 8, 2009)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	“Beneficiary”	1
1.2	“Board”	1
1.3	“Code”	2
1.4	“Committee”	2
1.5	“Common Stock”	2
1.6	“Company”	2
1.7	“Deferral Account”	2
1.8	“Deferral Date”	2
1.9	“Deferral Period”	2
1.10	“Deferral Year”	2
1.11	“Deferred Share Unit”	2
1.12	“Determination Date”	2
1.13	“Director”	2
1.14	“Director Shares”	2
1.15	“Disability”	3
1.16	“Distribution Date”	3
1.17	“Effective Date”	3
1.18	“Election Form”	3
1.19	“Election Period”	3
1.20	“Fair Market Value”	3
1.21	“Fees”	3
1.22	“Participant”	3
1.24	“Plan”	3
1.25	“Separation from Service”	3
1.26	“Unrestricted Stock Award”	4

ARTICLE II ELIGIBILITY		4

ARTICLE III DEFERRAL ELECTIONS		4
3.1	Deferral Elections	4
3.2	Election Procedures	4

ARTICLE IV DEFERRAL ACCOUNTS		5
4.1	Creation and Maintenance of Deferral Accounts	5
4.2	Deferral Account for Fees	5
4.3	Deferral Account for Director Shares	5

ARTICLE V PAYMENTS		5
5.1	Time and Form of Payment	5
5.2	Termination of Service	6

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ARTICLE VI MISCELLANEOUS		6
6.1	No Trust	6
6.2	Funding Arrangements	7
6.3	Nonforfeitability	7
6.4	Withholding for Taxes	7
6.5	Spendthrift Provision	7
6.6	Successors, Etc	7
6.7	Severability	7
6.8	Governing Law	7
6.9	Gender and Number Construction	7
6.10	Incapacity of Recipient	7
6.11	Amendment and Termination of Plan	8
6.12	Interpretation	8
6.13	Procedures and Forms	8
6.14	Adjustment	8
6.15	Forfeitures and Unclaimed Amounts	8
6.16	Compliance With Section 409A of the Code	8
6.17	No Rights as Stockholder	9

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PULTE HOMES, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(as amended and restated effective as of December 8, 2009)

PREAMBLE

This amendment and restatement of the Pulte Homes, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is effective December 8, 2009. The Plan was originally adopted effective January 1, 2005 by Pulte Homes, Inc. (the “Company”) and is intended to provide members of the Board of Directors of the Company who are not employees of the Company an additional incentive to remain in the service of the Company by permitting them to defer all or a portion of the fees earned, and shares of Common Stock granted, for services performed as a member of the Company’s Board of Directors.

ARTICLE I

DEFINITIONS

The following words and phrases, wherever capitalized, shall have the following respective meanings, unless the context requires otherwise:

1.1 “Beneficiary” means the person or persons designated in writing by a Participant to the Company. Such a written designation may be made at any time by a Participant and may, from time to time, be amended or revoked; provided, however, that no designation, amendment or revocation thereof shall be effective if delivered to the Company after a Participant’s death, unless the Company shall otherwise consent. In the absence of an effective designation of Beneficiary, or if the designated Beneficiary shall not survive a Participant, such Participant’s Beneficiary shall be deemed to be the individual (or the individuals in equal shares, per capita) in the first of the following classes of successive preference beneficiaries, of which there shall be any individual surviving the Participant:

(a)	his spouse;

(b)	his children (and the children of a deceased child, per stirpes);

(c)	his parents; or

(d)	his brothers and sisters (and children of deceased brothers and sisters, per stirpes).

In the event of the failure of all of the above categories, a Participant’s estate shall be deemed to be his Beneficiary.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Committee” shall have the meaning set forth in Section 6.12 (Interpretation).

1.5 “Common Stock” means the common stock, $.01 par value, of the Company.

1.6 “Company” shall have the meaning set forth in the Preamble hereof.

1.7 “Deferral Account” means the bookkeeping account established by the Company with respect to a Director pursuant to Article IV (Deferral Accounts) for the purpose of recording the amount of the Fees and the number of Director Shares being deferred pursuant to this Plan, the amount of any earnings or dividend equivalents credited thereto pursuant to Article IV (Deferral Accounts), and any payments made pursuant to Article V (Payments).

1.8 “Deferral Date” means (a) with respect to Fees, the first business day of the calendar quarter following the calendar quarter during which such Fees are earned on which it is reasonably possible to credit amounts to a Participant’s Deferral Account for Fees and (b) with respect to Director Shares, the day on which a Participant would have been entitled to receive shares of Common Stock subject to an Unrestricted Stock Award.

1.9 “Deferral Period” means the period beginning on the Deferral Date and ending (a) with respect to each subaccount established within a Participant’s Deferral Account for Fees, on the date specified by a Participant on an Election Form for such Deferral Year in accordance with Section 3.1(a) (Deferral of Fees) and (b) with respect to Director Shares, upon such Participant’s Separation from Service for any reason, including death or Disability.

1.10 “Deferral Year” means a calendar year beginning on or after January 1, 2005 during which Fees or Directors Shares are earned by a Director and are deferred pursuant to Section 3.1 (Deferral Elections).

1.11 “Deferred Share Unit” means a bookkeeping unit credited to a Participant’s Deferral Account for Director Shares and having a value equal to one share of Common Stock.

1.12 “Determination Date” means each December 31st and such other date or dates as of which the Company determines the balance of a Participant’s Deferral Account for Fees and the balance of a Participant’s Deferral Account for Director Shares attributable to dividend equivalents credited thereto.

1.13 “Director” means a member of the Board who is not an employee of the Company.

1.14 “Director Shares” means shares of Common Stock granted to a Director pursuant to an Unrestricted Stock Award for the performance of services as a member of the Board; provided, however, that Director Shares shall not include shares of Common Stock granted to a Director pursuant to an Unrestricted Stock Award (i) on the effective date of his election or appointment to the Board or (ii) at any time during the calendar year in which a Director’s election or appointment to the Board first becomes effective.

1.15 “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, which results in a Participant’s (i) inability to engage in any substantial gainful activity or (ii) receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company or one of its affiliates. Additionally, a Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

1.16 “Distribution Date” means the date in the January or July (whichever is earlier) next following the date that is six (6) months after the end of the applicable Deferral Period.

1.17 “Effective Date” means December 8, 2009.

1.18 “Election Form” means the form provided by the Company on which each of a Participant’s elections are made under this Plan.

1.19 “Election Period” means the period designated by the Company before each Deferral Year, ending no later than the December 31 immediately preceding such Deferral Year.

1.20 “Fair Market Value” means the average of the high and low transaction prices of a share of Common Stock on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the average of the high and low transaction prices of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Company by whatever means or method as the Company, in the good faith exercise of its discretion, shall at such time deem appropriate.

1.21 “Fees” means the annual retainer, any Committee Chairperson fees, meeting fees and any other fees earned by the Director for the performance of services as a member of the Board.

1.22 “Participant” means any Director who elects to defer all or a portion of his Fees or Director Shares earned in a Deferral Year in accordance with Article III (Deferral Elections).

1.23 “Payment Date” shall have the meaning set forth in Section 5.2(a)(ii) (Installments).

1.24 “Plan” shall have the meaning set forth in the Preamble hereof.

1.25 “Separation from Service” means a “separation from service” as that term is defined in Section 409A of the Code, and related Treasury Regulations, including but not limited to the rules under Treasury Regulation Sections 1.409A-1(h)(2), pertaining to independent contractors, and 1.409A-1(h)(5), pertaining to the time at which a separation from service has occurred if an individual provides services as both an employee and member of a board of directors.

1.26 “Unrestricted Stock Award” means an award of shares of Common Stock which are not subject to any restrictions or conditions.

ARTICLE II

ELIGIBILITY

Each Director shall be eligible to elect to defer all or any portion of Fees earned subsequent to his election or appointment to the Board in any Deferral Year pursuant to the terms of this Plan. Additionally, each Director who is granted Director Shares for services performed subsequent to his election or appointment to the Board in any Deferral Year shall be eligible to defer the receipt of the shares of Common Stock subject to such award pursuant to the terms of this Plan.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Deferral Elections. Deferral elections may be made during the Election Period as follows:

(a) Deferral of Fees. Each Director may elect on an Election Form that all or a portion of any Fees earned for services performed as a member of the Board subsequent to the date of his deferral election shall not be paid in accordance with the normal quarterly payment schedule, but shall instead be distributed to him (or in the event of his death, to his Beneficiary) in accordance with the provisions of Article V (Payments). Elections shall be made in one percent (1%) increments, or such other increments as may be specified by the Company, and shall include a separate election with respect to the time and form of payment applicable to Deferral Periods ending pursuant to an election made in accordance with this Section 3.1(a), which may not exceed eight (8) years, and Deferral Periods ending pursuant to Section 5.2 (Termination of Service) due to a Participant’s Separation from Service for any reason, which may not exceed three (3) years.

(b) Deferral of Director Shares. Each Director may elect on an Election Form to receive all or a portion of any Director Shares to be granted for services performed as a member of the Board subsequent to the date of his deferral election on a deferred basis in accordance with the provisions of Article V (Payments). Elections shall be made in one percent (1%) increments, or such other increments as may be specified by the Company, rounding the resulting number of Director Shares subject to the deferral election up to the nearest whole number.

3.2 Election Procedures. All deferral elections must be made in accordance with procedures prescribed by the Company and, except as expressly permitted under this Plan, shall be irrevocable. Deferral elections shall apply only with respect to Fees and Director Shares, as applicable, earned for services to be performed as a member of the Board after the date of the deferral election. The submission of an Election Form pursuant to Section 3.1 shall evidence the Participant’s authorization of the Company to withhold (a) the payment of Fees otherwise payable to the Participant or (b) the delivery of Director Shares, to the extent that such Fees or Director Shares are deferred pursuant to such election, and to credit the Participant’s Deferral Account with such deferred Fees or an equal number of Deferred Share Units, as applicable, in accordance with Article IV (Deferral Accounts).

ARTICLE IV

DEFERRAL ACCOUNTS

4.1 Creation and Maintenance of Deferral Accounts. The Company shall establish a Deferral Account for Fees and a Deferral Account for Director Shares for each Participant. The Company may establish subaccounts for each Deferral Year. The Company shall maintain records for each Deferral Account and any subaccounts until the balances of the Deferral Accounts have been paid in full pursuant to Article V (Payments).

4.2 Deferral Account for Fees. As of each Deferral Date, the Participant’s Deferral Account for Fees shall be credited with the portion of Fees that have been deferred pursuant to Section 3.1(a) (Deferral of Fees). As of each Determination Date, the balance of each Participant’s Deferral Account for Fees shall be credited with an amount determined by multiplying the balance of the Deferral Account for Fees as of the Determination Date by a percentage equal to two hundred (200) basis points over the yield, as of January 1st of that year, on U.S. Treasury Notes with a term of five (5) years. The earnings credited shall be weighted to reflect the timing of credits and payments, if any, occurring during the year then ended. On January 1st of each year, the earnings rate shall be reviewed and adjusted, if necessary, to ensure that the rate is a minimum of two hundred (200) basis points over the prevailing yield on U.S. Treasury Notes with a term of five (5) years.

4.3 Deferral Account for Director Shares. As of each Deferral Date, the Participant’s Deferral Account for Director Shares shall be credited with a number of Deferred Share Units equal to the number of Director Shares that have been deferred pursuant to Section 3.1(b) (Deferral of Director Shares). Upon payment of a dividend by the Company on issued and outstanding shares of Common Stock, an amount equal to such per share dividend amount multiplied by the number of Deferred Share Units credited to each Participant’s Deferral Account for Director Shares shall be credited to the Participant’s Deferral Account for Director Shares as of the dividend payment date and shall continue to be denominated in cash. The portion of a Participant’s Deferral Account for Director Shares attributable to such dividend equivalents and denominated in cash shall be credited with earnings as of each Determination Date in the same manner as a Participant’s Deferral Account for Fees as described in Section 4.2 (Deferral Account for Fees).

ARTICLE V

PAYMENTS

5.1 Time and Form of Payment. Payment of a Participant’ Deferral Accounts shall be made at the end of the applicable Deferral Periods as follows:

(a) Fees. Subject to Section 5.2 (Termination of Service), distributions with respect to the subaccounts established within a Participant’s Deferral Account for Fees shall be paid wholly in cash and shall be made, or commence, as follows:

(i) Lump Sum. If the subaccount established within a Participant’s Deferral Account for Fees is payable in a single distribution, distribution shall be made on the Distribution Date applicable to such subaccount.

(ii) Installments. If the subaccount established within a Participant’s Deferral Account for Fees is payable in installments, distribution of the applicable subaccount shall commence on the Distribution Date applicable to such subaccount and be paid thereafter in annual payments on each anniversary of the Distribution Date over the period specified on such Participant’s applicable Election Form (each a “Payment Date”). The annual payment of such subaccount to be made to the Participant on each annual Payment Date shall be equal to a percentage of his relevant Deferral Account for Fees subaccount balance on the relevant Payment Date, determined by dividing such subaccount balance at the applicable Payment Date by the total remaining years of the payment term.

(b) Director Shares. Distributions of a Participant’s Deferral Account for Director Shares shall be made within 60 days following the Participant’s Separation from Service for any reason, including death or Disability. Distributions of a Participant’s Deferral Account for Director Shares shall be made in the form of whole shares of Common Stock equal to the number of whole Deferred Share Units to be distributed and cash in an amount equal to the balance of the Participant’s Deferral Account for Director Shares denominated in cash which is attributable to dividend equivalents (and earnings) credited in accordance with Section 4.3 (Deferral Account for Director Shares).

5.2 Termination of Service. Notwithstanding a Participant’s elected Deferral Period with respect to any subaccount established within a Participant’s Deferral Account for Fees, in the event of a Participant’s Separation from Service for any reason, including by reason of death or Disability, the Deferral Periods for all subaccounts established within a Participant’s Deferral Account for Fees shall end on the effective date of such Separation from Service. Distribution of the Participant’s Deferral Accounts shall be made, or commence, in accordance with Section 5.1(a) (Payment of Deferral Account for Fees), provided that in the event of a Participant’s death (a) during a Deferral Period, (b) after the end of a Deferral Period, but prior to the Distribution Date or (c) after the Distribution Date but before the end of his elected payment period, the balance of his Deferral Accounts will be paid in a lump sum to his Beneficiary on the first Distribution Date or Payment Date, as applicable, following his death.

ARTICLE VI

MISCELLANEOUS

6.1 No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or deem to create a trust of any kind, or a fiduciary relationship between the Company and a Participant, his Beneficiary or any other person. To the extent that any person acquires the right to receive benefits from the Company under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company, and such person shall have no claim on, or any beneficial interest in, any assets of the Company. The Company may establish bookkeeping reserves or any funding media, including grantor trusts, to cover its obligation to make the payments contemplated under Article V (Payments), but amounts designated in such bookkeeping reserves or contained in such funding media as are established shall remain solely those of the Company and shall be subject to the claims of the creditors of the Company until actually paid to a Participant or his Beneficiary.

6.2 Funding Arrangements. It is the Company’s intention that the amounts deferred under this Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. All such amounts shall continue for all purposes to be part of the general funds of the Company and the Plan shall constitute an unsecured promise of the Company to make benefit payments in the future. The Company may, but is not required to, deposit in a trust amounts sufficient to pay benefits under the Plan. Any amounts deposited in a trust will be subject to the Company’s general creditors.

6.3 Nonforfeitability. A Participant’s rights to any payments under this Plan, shall at all times be nonforfeitable.

6.4 Withholding for Taxes. The Company may withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable state law.

6.5 Spendthrift Provision. Benefits, payments, proceeds, claims, rights or interest of a Participant or his Beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the Participant or his Beneficiary, directly or indirectly, or be subject to any claim of any creditor of the Participant or his Beneficiary, through legal process or otherwise; nor shall a Participant or his Beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise.

6.6 Successors, Etc. This Plan shall be binding upon and benefit the Company and its successors, and the Participant and his Beneficiary, their heirs and personal representatives, all in accordance and subject to the terms of this Plan.

6.7 Severability. Each provision of this Plan shall be independent of and separable from every other provision of this Plan and should any provision of this Plan be deemed or be declared to be contrary to or unenforceable under any law, whether constitutional, statutory or otherwise, all of the remaining provisions of this Plan shall remain in full force and effect.

6.8 Governing Law. This Plan shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Michigan, except to the extent superseded by federal law.

6.9 Gender and Number Construction. In all cases where they would so apply, words used in the masculine gender shall be construed to include the feminine gender, and words used in the singular shall be construed to include the plural.

6.10 Incapacity of Recipient. In the event a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person is appointed, any benefits under this Plan to which such Participant or Beneficiary is entitled shall be paid to such appointed person.

6.11 Amendment and Termination of Plan. The Company reserves the right to modify or to amend this Plan, in whole or in part, or to terminate this Plan at any time; provided, however, that no such amendment or termination shall (a) affect a Participant’s interest in amounts previously deferred, or (b) change the time or form of payout with respect to such benefits, except to the extent permitted under Section 409A of the Code. Notwithstanding the preceding, upon a Plan termination, distributions shall be paid in a single lump sum under circumstances permitted in Treasury Regulation Section 1.409A-3(j)(4)(ix), pertaining to plan terminations and liquidations, including but not limited to the requirement, where applicable, that neither the Company nor any controlled group member establish another account-based deferred compensation plan covering the Participants at any time during the succeeding three (3) calendar years.

6.12 Interpretation. The members of the Executive Committee of the Board of Directors of the Company who are employees of the Company (the “Committee”) shall have exclusive and final authority and discretion with respect to (a) the interpretation and implementation of the terms and provisions of this Plan and (b) the adoption or amendment of such procedures or practices as it deems necessary, helpful or appropriate, in its sole and absolute discretion, for purposes of administering this Plan.

6.13 Procedures and Forms. The Committee may establish and amend such procedures and forms as are appropriate to implement matters under this Plan.

6.14 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, each Deferral Account for Directors Shares shall be appropriately adjusted by the Company, including, but not limited to, adjusting the number of Deferred Share Units credited to each Deferral Account for Director Shares under this Plan. The decision of the Company regarding any such adjustment shall be final, binding and conclusive.

6.15 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Accounts of a Participant that are not distributed because of the Company’s inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, within a period of two (2) years after the date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under this Plan and the Participant or Beneficiary, as applicable, shall have no further right to his Deferral Accounts.

6.16 Compliance With Section 409A of the Code. This Plan is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend this Plan at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.

6.17 No Rights as Stockholder. Except as otherwise provided in Section 4.3 (Deferral Account for Director Shares) with respect to the right to receive dividend equivalents, a Participant shall not be entitled to any privileges of ownership with respect to any Director Shares that are subject to a deferral election unless and until shares of Common Stock are distributed to the Participant in accordance with Section 5.1(b) (Director Shares) and the Participant becomes a stockholder of record with respect to such shares of Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Pulte Homes, Inc. Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective as of December 8, 2009) to be executed by its duly authorized officer, this 8th day of December, 2009.

PULTE HOMES, INC.

By:	/s/ James R. Ellinghausen

Name:	James R. Ellinghausen

Its:	Executive Vice President, Human Resources